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Jeff Myhre, VP - Editorial

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FOR IMMEDIATE RELEASE

BIO-IMAGING TECHNOLOGIES ANNOUNCES CHANGE IN BOARD OF DIRECTORS

NEWTOWN, PA, January 25, 2005 -- Bio-Imaging Technologies, Inc. (NASDAQ NMS: BITI) today announced that James A. Bannon, Pharm.D., pursuant to his departure from Covance, Inc., has resigned his position as a Director on the Bio-Imaging board, effective as of January 19, 2005. Covance has indicated it wishes to continue its representation on Bio-Imaging's board. Dr. Bannon was originally nominated to the Bio-Imaging board by Covance Inc. pursuant to the terms of a Voting Agreement dated October 13, 1994 between the Company and Covance Inc. (f/k/a Corning Pharmaceutical Services Inc.), which was entered into in connection with Covance's investment in the Company in October 1994. At Bio-Imaging's next board meeting, the board will act on the appointment of a Covance representative to serve out the remainder of Dr. Bannon's term consistent with the 1994 voting agreement and the nominating committee of Bio-Imaging will submit the name of such a representative for stockholder approval at the upcoming annual meeting of stockholders.

David Nowicki, Chairman of the Bio-Imaging Board said, "Jim Bannon has served with distinction on the Bio-Imaging board since February 2002. During his tenure, all Bio-Imaging shareholders have greatly benefited from his broad industry perspective and experience. On behalf of the entire Bio-Imaging board, we wish Jim the very best in his future endeavors."

Dr. Nowicki added, "We welcome the continued board level participation of a representative from Covance, our largest single shareholder and a premier publicly traded contract research organization."

Bio-Imaging Technologies, Inc. is a healthcare contract service organization providing services that support the product development process of the pharmaceutical, biotechnology and medical device industries. The Company has specialized in assisting its clients in the design and management of the medical-imaging component of clinical trials since 1990. Bio-Imaging serves its clients on a global basis through its US Core Lab in Newtown, PA, its European Core Lab in Leiden, The Netherlands, and business offices in Massachusetts, the United Kingdom and Germany. Through its CapMed division, Bio-Imaging provides the Personal HealthKey™ technology and the Personal Health Record (PHR) software allowing patients to better monitor and manage their health care information.

Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the consummation and the successful integration of the proposed acquisition, the timing of projects due to the variability in size, scope and duration of projects, estimates made by management with respect to the Company's critical accounting policies, regulatory delays, clinical study results which lead to reductions or cancellations of projects, and other factors, including general economic conditions and regulatory developments, not within the Company's control. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstance.

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